Exhibit 99.9

March 14, 2013

By Hand Delivery

3755 Breakthrough Way

Suite 300

Las Vegas, NV
Attention: Corporate Secretary

Re:                             Notice of Nomination of Candidates for Election to the Board of Directors at the 2013 Annual Meeting of Affinity Gaming

Dear Mr. Rubinstein:

This notice (including Appendix I and Exhibits A and B attached hereto, this “Notice”) of the decision of Z Capital Special Situations Fund Holdings I, L.L.C. (“Special I LLC”), Z Capital HG, L.L.C. (“HG LLC”), Z Capital Special Situations Fund Holdings II, L.L.C. (“Special II LLC”), Z Capital CUAL Co-Invest, L.L.C. (“CUAL LLC”), and Z Capital HG-C, L.L.C. (“HG-C LLC”), record owners of shares of common stock, par value $0.001 per share (the “Shares”) of Affinity Gaming, a Nevada corporation (the “Company”), for themselves as record holders of the Shares (the “Record Holders”) and on behalf of Z Capital Partners, L.L.C. (“Z Capital”), Zenni Holdings, LLC (“Zenni Holdings”), James J. Zenni, Jr. (“Mr. Zenni”), Z Capital Special Situations Adviser, L.P. (“Special Adviser”), Z Capital Special Situations GP, L.P. (“Special GP”), and Z Capital Special Situations UGP, L.L.C. (“Special UGP”) (such related parties collectively, the “Beneficial Owners” and together with the Record Holders and each of their respective affiliates and associates, the “Group”), to propose the nomination of and nominate candidates for election to the Board of Directors (the “Board”) of the Company (the “Nomination Proposal”) at the 2013 Annual Meeting of stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2013 Annual Meeting”), is being delivered in accordance with the requirements set forth under the Bylaws of the Company (the “Bylaws”).

Special I LLC represents that, as of the date hereof, it is the holder of record of 2,984,628 Shares and intends to remain a holder of record on the record date for the 2013 Annual Meeting, that it is entitled to vote at the 2013 Annual Meeting, and that it intends to appear in person or by proxy at the 2013 Annual Meeting to make the Nomination Proposal as specified in this Notice.

HG LLC represents that, as of the date hereof, it is the holder of record of 1,766,778 Shares and intends to remain a holder of record on the record date for the 2013 Annual Meeting, that it is entitled to vote at the 2013 Annual Meeting, and that it intends to appear in person or by proxy at the 2013 Annual Meeting to make the Nomination Proposal as specified in this Notice.

Special II LLC represents that, as of the date hereof, it is the holder of record of 614,279 Shares and intends to remain a holder of record on the record date for the 2013 Annual Meeting, that it is entitled to vote at the 2013 Annual Meeting, and that it intends to appear in person or by proxy at the 2013 Annual Meeting to make the Nomination Proposal as specified in this Notice.

CUAL LLC represents that, as of the date hereof, it is the holder of record of 416,667 Shares and intends to remain a holder of record on the record date for the 2013 Annual Meeting, that it is entitled to

Two Conway Park, 150 N. Field Drive Suite 300, Lake Forest, IL 60045 tel:(847) 235-8100 fax:(847) 235-8111

2 Grand Central Tower, 140 East 45th Street, 25th Floor, New York, NY 10017 tel: (212) 497-8205  fax: (847) 235-8111

vote at the 2013 Annual Meeting, and that it intends to appear in person or by proxy at the 2013 Annual Meeting to make the Nomination Proposal as specified in this Notice.

HG-C LLC represents that, as of the date hereof, it is the holder of record of 388,666 Shares and intends to remain a holder of record on the record date for the 2013 Annual Meeting, that it is entitled to vote at the 2013 Annual Meeting, and that it intends to appear in person or by proxy at the 2013 Annual Meeting to make the Nomination Proposal as specified in this Notice.

Nomination Proposal Requirements

Pursuant to the requirements set forth under Section 4.10 of Article IV of the Bylaws (the “Nomination Requirements”), this Notice sets forth with respect to each of the Nominees (as defined below) all information relating to such Nominees that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such Nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected). This Notice attaches as Exhibit A hereto a copy of signed consents executed by each of the Nominees to being named as nominees and to serving as directors of the Company, if elected.

In addition, pursuant to the Nomination Requirements, this Notice sets forth (i) as to the stockholders giving notice (A) the name and address, as they appear on the Company’s books, of such stockholder and (B) the class and number of Shares of the Company which are beneficially owned by such stockholder and also which are owned by record by such stockholder and (ii) as to the beneficial owner, if any, on whose behalf the nomination is made, (A) the name and address of such person and (B) the class and number of Shares which are beneficially owned by such person.

I.                                        Notice of Nomination of Candidates for Election to the Board.

The Record Holders for themselves as record holders of Shares and on behalf of the other members of the Group, hereby propose the nomination of and nominate the following individuals (the “Nominees”) for election to the Board:

•                                          James J. Zenni, Jr.;

•                                          Jonathan Schmugge; and

•                                          Martin J. Auerbach

In addition to the foregoing, the Record Holders reserve the right to further nominate, substitute or add additional persons in the event (a) the Company purports to increase the number of directorships, (b) any Nominee is unable or hereafter becomes unwilling for any reason to serve as a director, or (c) the Company makes or announces any changes to the Bylaws or takes or announces any other action that purports to have, or if consummated would purport to have, the effect of disqualifying any of the Nominees or any additional nominee nominated pursuant to the preceding clauses (a) or (b). Additional nominations made pursuant to the preceding clauses (a) or (c) are without prejudice to the position of the Record Holders that any attempt to change the size of the Board or disqualify any of the Nominees through Bylaw amendments or otherwise would constitute unlawful manipulation of the Company’s corporate machinery. The Record Holders further reserve the right to nominate fewer than all of the individuals listed above or to re-designate one or more of such individuals as alternate nominees, in their sole and absolute discretion and for any reason.  In the event any statement or other information in this

Notice is not correct, or to the extent any applicable information has been omitted from this Notice, the Group and Nominees reserve the right to correct and/or supplement any such statement or other information set forth in this Notice.

A.                                    Nomination Requirements with respect to each of the Nominees

As required by Section 4.10 of Article IV of the Bylaws, the information contained within this Notice constitutes all of the information relating to the Nominees required to be set forth in this Notice pursuant to the Nomination Requirements. To the extent applicable, the information set forth in Section I.C of this Notice and Appendix I hereto is incorporated herein by reference.  Further, to the extent that information set forth at any point in this Notice is responsive to a specific item required pursuant to the Nomination Requirements, each such item required shall be deemed to incorporate such other information, no matter where such information appears in this Notice. To the extent additional information is provided regarding the persons making the solicitation, such information is provided voluntarily for context or completeness. All information set forth herein relating to the Nominees has been furnished to the Record Holders by the Nominees.

B.                                    Nomination Requirements with respect to the Members of the Group

(i)                                     The names and addresses of the members of the Group, as they appear on the Company’s books, if applicable, are set forth in the table below:

Name of Group Member	Address

Z Capital Special Situations Fund Holdings I, L.L.C.

Z Capital HG, L.L.C.

Z Capital Special Situations Fund Holdings II, L.L.C.

Z Capital CUAL Co-Invest, L.L.C.

Z Capital HG-C, L.L.C.

Z Capital Partners, L.L.C.

Zenni Holdings, LLC

James J. Zenni, Jr.

Z Capital Special Situations Adviser, L.P.

Z Capital Special Situations GP, L.P.

Z Capital Special Situations UGP, L.L.C.

Two Conway Park 150 N. Field Drive, Suite 300 Lake Forest, IL 60045

(ii)                                  The class and number of Shares which are beneficially owned by each member of the Group and also which are owned by record by such member, if applicable, are set forth in the table below:

Name of Group Member	Class or Series and Number of Shares Owned Beneficially and of Record
Z Capital Special Situations Fund Holdings I, L.L.C.	Beneficial Ownership:	2,984,627.93
	Ownership of Record:	2,984,627.93

Z Capital HG, L.L.C.	Beneficial Ownership:	1,766,777.50
	Ownership of Record:	1,766,777.50

Z Capital Special Situations Fund Holdings II, L.L.C.	Beneficial Ownership:	614,279.30

Name of Group Member	Class or Series and Number of Shares Owned Beneficially and of Record
	Ownership of Record:	614,279.30

Z Capital CUAL Co-Invest, L.L.C.	Beneficial Ownership:	416,666.67
	Ownership of Record:	416,666.67

Z Capital HG-C, L.L.C.	Beneficial Ownership:	388,666
	Ownership of Record:	388,666

Z Capital Partners, L.L.C.	Beneficial Ownership:	6,171,017.40
	Ownership of Record:	N/A

Zenni Holdings, LLC	Beneficial Ownership:	6,171,017.40
	Ownership of Record:	N/A

James J. Zenni, Jr.	Beneficial Ownership:	6,171,017.40
	Ownership of Record:	N/A

Z Capital Special Situations Adviser, L.P.	Beneficial Ownership:	3,598,907.23
	Ownership of Record:	N/A

Z Capital Special Situations GP, L.P.	Beneficial Ownership:	2,572,110.17
	Ownership of Record:	N/A

Z Capital Special Situations UGP, L.L.C.	Beneficial Ownership:	2,572,110.17
	Ownership of Record:	N/A

C.                                    Information Required Pursuant to the Exchange Act

The following information constitutes information relating to the Nominees and Group that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to and in accordance with the Exchange Act and the rules and regulations promulgated thereunder. The headings and subheadings within this Section I.C are organized by item of Schedule 14A and are provided solely for convenience. To the extent that information set forth in this Section I.C is responsive to a specific item of Schedule 14A, each such item shall be deemed to incorporate such other information, no matter where such information appears in this Section I.C. To the extent applicable, the information set forth in Appendix I is incorporated herein by reference.

Item 4.            Persons Making the Solicitation.

(b)

The solicitation for election of the Nominees will be made by the Group. By virtue of Instruction 3 of Item 4 of Schedule 14A, the Record Holders, the other members of the Group and the Nominees (collectively, the “Nomination Participants”) may be considered participants in the solicitation.

Proxies may be solicited by mail, facsimile, telephone, telegraph, electronic mail, internet, in person and by advertisements. Solicitations may also be made by certain of the respective directors, officers, members and employees of the members of the Group, none of whom will receive additional compensation for such solicitation. The Nominees may make solicitations of proxies but, except as described herein, will not receive compensation for acting as nominees.

The Group may retain services of a professional services firm or consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and number of employees or other agents to be employed will be finalized only when such firm is selected and engaged.

The entire expense of soliciting proxies for the 2013 Annual Meeting by the Group or on the Group’s behalf is being borne by the members of the Group. The Group will not seek reimbursement of such costs from the Company. The Group anticipates that the total expenses that it will incur in furtherance of, or in connection with, the solicitation of proxies for the 2013 Annual Meeting will be approximately $1,000,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any such solicitation.

Item 5.            Interest of Certain Persons in Matters to be Acted Upon.

(b)(1)

Information as to any substantial interest, direct or indirect, by security holdings or otherwise, in the Nomination Proposal with respect to the Nomination Participants is set forth herein. Except as otherwise set forth in Section I.B(ii) of this Notice and on Appendix I hereto, each of which is incorporated herein by reference, none of the Nomination Participants beneficially owns any securities of the Company or has any personal ownership interest, direct or indirect, in any securities of the Company.

Mr. Zenni serves as the President of Z Capital and is the sole owner of Zenni Holdings. Zenni Holdings serves as the managing member of Z Capital. Z Capital serves as the general partner of Special Adviser and as the managing member of Special UGP.

Special Adviser may be deemed to have voting and dispositive power over the Shares held of record by Special I LLC and Special II LLC pursuant to investment management agreements granting Special Advisor all power to vote and dispose of the shares held of record by Special I LLC and Special II LLC.

Special UGP is the general partner of Special GP. Special GP is the manager of HG LLC, CUAL LLC, and HG-C LLC, which are the record owners of the shares reported herein as beneficially owned by Special GP and Special UGP.

Each of Z Capital, Zenni Holdings, and Special UGP is a Delaware limited liability company. Each of Special Adviser and Special GP is a Delaware limited partnership. Mr. Zenni is a citizen of the United States of America. The address of the principal business office of each member of the Group is Two Conway Park, 150 Field Drive, Suite 300, Lake Forest, IL 60045. The principal business of each member of the Group is to purchase, sell, trade and invest in securities.

As of the date hereof:

1) Each of Z Capital, Zenni Holdings, and Mr. Zenni may be deemed the beneficial owner of 6,171,017.40 shares, which amount includes: A)

2,984,627.93 shares held for the account of Special I LLC; B) 614,279.3 shares held for the account of Special II LLC; C) 1,766,777.50 shares held for the account of HG LLC.; D) 388,666 shares held for the account of HG-C LLC.; and E) 416,666.67 shares held for the account of CUAL LLC.

2) Special Adviser may be deemed the beneficial owner of 3,598,907 shares held for the accounts of Special I LLC and Special II LLC.

3)             Each of Special GP and Special UGP may be deemed the beneficial owner of 2,572,110.17 shares, which amount includes: A) 1,766,777.50 shares held for the account of HG LLC; B) 388,666 shares held for the account of HG-C LLC; and C) 416,666.67 shares held for the account of CUAL LLC.

Each of the Nomination Participants has an interest in the election of directors at the 2013 Annual Meeting, as applicable, through the ownership of Shares as described elsewhere in this Notice.

The Nominees may be deemed to have an interest in their nominations for election to the Board by virtue of compensation the Nominees will receive from the Company as a director, if elected to the Board, and as described elsewhere in this Notice.

(i)

Set forth in Appendix I attached hereto, which is incorporated herein by reference, are the names and business addresses of each of the Nominees. Information required by this item relating to the other Nomination Participants is set forth above.

(ii)

Set forth in Appendix I attached hereto, which is incorporated herein by reference, are (a) the present principal occupation or employment of each of the Nomination Participants, as applicable and (b) the present principal occupation or employment of each of the Nominees and the name, principal business and address of any corporation or other organization in which such employment is carried on.

(iii)	During the past ten years, no Nomination Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(iv), (v), (vi), (vii), (ix) and (x)

Except as set forth in this Item 5(b)(1) of Section I.C of this Notice or in Section I.B(ii) of this Notice and on Appendix I hereto, each of which is incorporated herein by reference, no Nomination Participant, and no associate of any Nomination Participant, owns beneficially, directly or indirectly, or of record but not beneficially, any securities of the Company, or any parent or subsidiary of the Company, nor has any Nomination Participant purchased or sold any securities of the Company within the last two years. Set forth in Appendix I hereto are transactions in the Company’s securities effected by each of the Nomination Participants within the past two years.

(viii)

Except as set forth in Appendix I hereto or elsewhere in this Notice (including the response to Item 5(b)(1) of Section I.C provided herein), no Nomination Participant is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profit, or the giving or withholding of proxies.

(xi)

Item 5(b)(xi) cross-references the information required by Item 404(a) of Regulation S-K of the Exchange Act with respect to each Nomination Participant in the solicitation or any associates of such Nomination Participant. Such information is set forth below:

Item 404(a) of Regulation S-K. No Nomination Participant and no associate of any Nomination Participant has had or will have a direct or indirect material interest in any transaction since the beginning of the Company’s last fiscal year or any currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Notwithstanding the foregoing, as disclosed in the Amendment No. 3 to Schedule 13D filed by the Reporting Persons (as defined in such Amendment No. 3) on February 13, 2013, on February 10, 2013, Z Capital delivered a letter to the Board (the “Proposal Letter”) in which it submitted a non-binding proposal to acquire all of the outstanding Shares not already owned by Z Capital for $14.00 per Share, subject to limitations and conditions set forth in the Proposal Letter.  As disclosed in the Amendment No. 4 to Schedule 13D filed by the Reporting Persons (as defined in such Amendment No. 4) on February 28, 2013, on February 28, 2013, Z Capital delivered a letter to the Board in which, among other things, Z Capital confirmed the expiration of the proposal set forth in the Proposal Letter in accordance with the terms set forth in that letter.

(xii)(A) and (B)

None of the Nomination Participants nor any of their respective associates has an existing arrangement or understanding with any person with respect to any future employment by the Company or any future transactions with the Company.

(b)(2)	The information required to be disclosed in this item with respect to the Nomination Participants is disclosed in response to Item 5(b)(1) of Section I.C of this Notice.

Item 7. Directors and Executive Officers.

(a)

Item 7(a) cross-references the information required by instruction 4 to Item 103 of Regulation S-K of the Exchange Act with respect to nominees of the persons making the solicitation. Such information is set forth below:

Instruction 4 of Item 103 to Regulation S-K. As disclosed in the Amendment No. 5 to Schedule 13D filed by the Reporting Persons (as defined in such Amendment No. 5) on March 5, 2013, on March 5, 2013, Z Capital and certain of its affiliates, individually as well as derivatively on behalf of the Company, filed a complaint (the “Complaint”) against the Company as a nominal party and its directors as defendants in the District Court of Clark County, Nevada, seeking a judgment declaring, among other things: (i) that the announced conversion of Affinity Gaming, LLC from a Nevada limited liability company into a Nevada corporation (the “Corporate Conversion”) was ineffective and void ab initio and that Affinity Gaming, LLC remains in existence as a Nevada limited liability company governed by its Operating Agreement dated as of December 31, 2010 (the “Operating

Agreement”); or in the alternative (ii) striking and invalidating, and enjoining the recognition or enforcement of the agreements and governing documents purportedly entered into in connection with the Corporate Conversion, and reforming them to comply with the requirements of the Operating Agreement; and (iii) enjoining defendants from taking any action inconsistent with the Operating Agreement and refusing to take any action required by the Operating Agreement; and (iv) that the Rights Agreement, dated effective December 21, 2012, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent is void ab initio and unenforceable, as well as seeking related general, special, consequential and punitive damages.

(b)

Item 7(b) cross-references the information required by Item 401, Items 404(a) and (b), Item 405, and Items 407(d)(4), (d)(5) and (h) of Regulation S-K of the Exchange Act with respect to the nominees of the person(s) making the solicitation. Such information is set forth below:

Item 401 of Regulation S-K.

(a) and (e). Each Nominee has executed a consent to being named as a nominee and to serving as a director of the Company, if so elected. Copies of such consents are attached hereto as Exhibit A. The term of each Nominee, if elected, would be until his successor shall have been elected and qualified, or until his earlier resignation or removal.

The following information is set forth in Appendix I attached hereto with respect to each Nominee and is incorporated herein by reference: name, age, any position and office with the Company held by each such Nominee, and the term thereof, business experience during the past five years (including principal occupation and employment during the past five years and the name and principal business of any corporation or other organization in which such occupation or employment was carried on), a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a director for the Company as of the date hereof, in light of the Company’s business and structure (including such material information beyond the past five years and information on the Nominee’s particular area of expertise or other relevant qualifications), and any directorships held by such person during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended. Except as set forth in Appendix I or elsewhere in this Notice, no occupation or employment is or was, during such period, carried on by any Nominee with the Company or any corporation or organization which is or was a parent, subsidiary or other affiliate of the Company, and none of the Nominees has ever served on the Board.

Certain funds affiliated with Z Capital, including the Record Holders, have agreed to indemnify certain Z Capital personnel, including the Nominees, against any claims, losses, liabilities, damages, costs or expenses to which such Z Capital personnel may directly or indirectly become subject in connection with serving as directors of organizations within Z Capital’s investment portfolio.  These arrangements would encompass service by the Nominees on the Board, if so elected.

Additionally, the Group anticipates that the Nominees, if elected, will be indemnified for their service as directors of the Company to the same extent that indemnification is provided to the current directors of the Company and that the Nominees will be covered by the Company’s officer and director liability insurance to the same extent that such coverage is provided to the current directors of the Company. The Nominees will not receive any compensation or other consideration from the Group for either their services as nominees or for their services as directors of the Company, if elected.  If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors.

Other than as set forth in the response to Item 5(b)(1) of Section I.C of this Notice or in Appendix I attached hereto, each of which is incorporated herein by reference, there are no arrangements or understandings between the Nominees and any other party pursuant to which any such nominee was or is to be selected as a director or nominee.

(b), (c), and (g). These provisions of Item 401 of Regulation S-K are not applicable to the Nominees.

(d). There exist no family relationships between any Nominee and any director or executive officer of the Company.

(f). During the last ten years, the Nominees have not been involved in any of the events described in Item 401(f) of Regulation S-K and that are material to an evaluation of the ability or integrity of any such Nominee to become a director of the Company.

Item 404(a) of Regulation S-K. The response to Item 5(b)(1)(xi) of Section I.C of this Notice is incorporated herein by reference.

Item 404(b) of Regulation S-K. This provision is not applicable to the Nominees.

Item 405 of Regulation S-K. Mr. Zenni is a beneficial owner of greater than 10% of the securities of the Company, as disclosed elsewhere in this Notice.  Mr. Zenni has not failed to file, nor failed to file on a timely basis, reports during the last fiscal year or the current fiscal year related to the Company that are required by Section 16(a) of the Exchange Act.

Item 407(d)(4), (d)(5) and (h) of Regulation S-K. These provisions are not applicable to the Nominees.

(c)	Item 7(c) cross-references the information required by Item 407(a) of Regulation S-K of the Exchange Act.

Item 407(a) of Regulation S-K. According to the Company’s last annual proxy statement, filed April 17, 2012, the Board Governance and Nominating Committee of the Company conducts a review of the independence of all members of the Board for the purposes of determining which Board members are deemed independent and which are not at least annually and recommends, if appropriate, measures to be taken so that the Board contains at least the minimum number of independent directors required by NYSE and any additional requirements that the Board deems appropriate. No member of the Group has any knowledge of any facts that would prevent the determination that each of the Nominees is independent under such standards.

(d)

Item 7(d) cross-references the information required by Item 407(b), (c)(1), (c)(2), (d)(1), (d)(2), (d)(3), (e)(1), (e)(2), (e)(3) and (f) of Regulation S-K of the Exchange Act. These provisions are not applicable to the Nominees.

(e)	Item 7(e) is not applicable to the Nominees.

(f)	Item 7(f) is not applicable to the Nominees.

(g)	Item 7(g) is not applicable to the Nominees.

Item 8. Compensation of Directors and Executive Officers.

Item 8 cross-references the information required by Item 402 and paragraphs (e)(4) and (e)(5) of Item 407 of Regulation S-K of the Exchange Act with respect to each nominee of the person making the solicitation and associates of such nominee. Such information is set forth below:

Item 402 of Regulation S-K.

(a)-(j). None of the Nominees or any of their respective associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company that is required to be disclosed under, or is subject to any arrangement described in, these paragraphs of Item 402 of Regulation S-K.

(k). The response to Item 5(b)(1)(xii)(A) and (B) of Section I.C of this Notice is incorporated herein by reference.

(l)-(s). Item 8 cross references the information required by paragraphs (l) through (s) of Item 402 of Regulation S-K. These provisions are not applicable to the Nominees.

Item 407(e)(4) of Regulation S-K. There are no interlocking relationships that would have required disclosure under these paragraphs of Item 407 of Regulation S-K, had the Nominees been directors of the Company.

Item 407(e)(5) of Regulation S-K. This provision is not applicable to the Nominees.

* * *

The Record Holders represent that they are part of a group consisting of the members of the Group that intends to (a) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to vote on the Nominations Proposal or (b) otherwise solicit proxies or votes from stockholders in support of the Nomination Proposal.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of the Nominees at the 2013 Annual Meeting, or if any individual nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to any replacement nominees selected by the Record Holders on behalf of the Group.

The Record Holders reserve the right to give further notice of additional nominations or business to be made or conducted at the 2013 Annual Meeting or any other meeting of the Company’s stockholders.

The information included herein represents the best knowledge of the Record Holders and the other members of the Group as of the date hereof. The Record Holders reserve the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although except as otherwise stated herein, the Record Holders do not commit to update any information which may change from and after the date hereof.

The execution and delivery of this Notice shall not constitute a waiver of the rights of the Record Holders or the members of the Group to contest the validity of any notice requirement or any other matter, including but not limited to any determination made by the Company, the chairperson or the secretary of the 2013 Annual Meeting, or the Board with respect to this Notice, the Nomination Proposal or the conduct of the 2013 Annual Meeting. The Record Holders believe this Notice is in proper form and satisfies the requirements of the Bylaws. If, for any reason, the Company, the Chief Executive Officer, the Secretary, or any officer designated as the chairperson or the secretary of the 2013 Annual Meeting or the Board believes otherwise, the Record Holders request that they be notified of such belief immediately so that they may consider such matters and supplement and/or amend this Notice as may be appropriate or take any other action available to them under applicable law. In such an event please call immediately Martin J. Auerbach at (212) 704-4347.

Please direct any questions regarding the information contained in this Notice to Paul Tosetti, Esq., Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, CA 90071-1560, telephone (213) 891-8770, facsimile (213) 891-8763.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned hereto have caused this Notice to be duly executed on the date first above written, for themselves as Record Holders and on behalf of the Beneficial Owners.

Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS I, L.L.C.

By: Z Capital Partners, L.L.C., managing member of Z Capital Special Situations UGP, L.L.C., general partner of Z Capital Special Situations GP, L.P., general partner of Z Capital Special Situations Fund, L.P., managing member of Z Capital Special Situations Fund Holdings I, L.L.C.

By:	/s/ James J. Zenni
Name:	James J. Zenni
Title:	President

Z CAPITAL SPECIAL SITUATIONS FUND HOLDINGS II, L.L.C.

By: Z Capital Partners, L.L.C., managing member of Z Capital Special Situations UGP, L.L.C., general partner of Z Capital Special Situations GP II, L.P., general partner of Z Capital Special Situations Fund II, L.P., managing member of Z Capital Special Situations Fund Holdings II, L.L.C.

By:	/s/ James J. Zenni
Name:	James J. Zenni
Title:	President

Z CAPITAL HG, L.L.C.
By: Z Capital Partners, L.L.C., managing member of Z Capital Special Situations UGP, L.L.C., general partner of Z Capital Special Situations GP, L.P., manager of Z Capital HG, L.L.C.

By:	/s/ James J. Zenni
Name:	James J. Zenni
Title:	President

Z CAPITAL HG-C, L.L.C.
By: Z Capital Partners, L.L.C., managing member of Z Capital Special Situations UGP, L.L.C., general partner of Z Capital Special Situations GP, L.P., manager of Z Capital HG-C, L.L.C.

By:	/s/ James J. Zenni
Name:	James J. Zenni
Title:	President

Z CAPITAL CUAL CO-INVEST, L.L.C.

By: Z Capital Partners, L.L.C., managing member of Z Capital Special Situations UGP, L.L.C., general partner of Z Capital Special Situations GP, L.P., managing member and manager of Z Capital CUAL Co-Invest, L.L.C.

By:	/s/ James J. Zenni
Name:	James J. Zenni
Title:	President

[Signature Page to Affinity Gaming Notice of Nomination]

Appendix I: Additional Information

Certain Information Relating to the Nominees

The following table sets forth the name, age, present principal occupation, business address, residence address and business experience for the past five years and certain other information, with respect to the Nominees. In addition, this table sets forth a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the Nominee should serve as a director for the Company as of the date hereof, in light of the Company’s business and structure. This information has been furnished to the Record Holders by the Nominees.

NOMINEES

Name and Age	Business and Residence	Address Principal Occupation or Employment and Public Company Directorships, in each case During the Last Five Years
James J. Zenni, Jr. (58)	Two Conway Park, 150 Field Drive, Suite 300, Lake Forest, IL 60045 P.O. Box 116 Lake Bluff, IL 60044

Mr. Zenni is President, Chief Executive Officer and Managing Principal of Z Capital, having served in such roles since 2006, and is responsible for all portfolio management and business operations. From 1995 to 2006, Mr. Zenni was Managing Principal of Black Diamond Capital Management, L.L.C. (“BDCM”).  With over thirty years of experience, Mr. Zenni has had substantial success investing in and overseeing management of companies in multiple industries, and in private equity and related credit strategies. Mr. Zenni is currently a member of the board of directors of private companies Mrs. Fields Famous Brands, LLC, Neways Holdings, Ltd. and Real Mex Restaurants, and was previously a member of the board of directors of Automotive Aftermarket Group, LLC, Bayou Steel Corporation, Smarte Carte Corporation and Sun World International, LLC, all of which were or are portfolio companies. Mr. Zenni also served as a member of the board of directors of the Lake Forest Country Day School and Rosalind Franklin University.

Mr. Zenni is a graduate of Xavier University with a Bachelor of Science degree in economics and attended Xavier University Graduate School of Business and University of Vienna School of Economics and Business Administration. In the states where the Company has been licensed (Colorado, Iowa, Missouri and Nevada), Mr. Zenni has sought approval from, and been “found suitable” by, the respective gaming authorities.

Jonathan Schmugge (42)	Two Conway Park, 150 Field Drive, Suite 300, Lake Forest, IL 60045 4383 Wolff St. Denver, CO 80212

Mr. Schmugge is a Senior Managing Director and the Chief Financial Officer of Z Capital, having served in such roles since 2006, and is responsible for all aspects of Z Capital’s accounting and financial reporting. Prior to joining Z Capital, from 1997 to 2006, Mr. Schmugge was the Chief Accounting Officer of BDCM where he was responsible for all aspects of BDCM’s financial reporting, tax filings and accounting. During his ten-year tenure with BDCM, Mr. Schmugge managed an accounting department of substantial size with responsibility for all of BDCM’s hedge fund and distressed debt/private equity investments. Mr. Schmugge has extensive experience in the accounting, finance and operations of privately-held investment management companies. Mr. Schmugge received his B.B.A. in Public Accounting from Hofstra University.

Mr. Schmugge is a Certified Public Accountant licensed in the State of New York with over twenty years of experience.  In the states where the Company has been licensed (Colorado, Iowa, Missouri and Nevada), Mr. Schmugge has sought approval from, and been “found suitable” by, the respective gaming authorities.

Martin J. Auerbach (61)	1185 Avenue of the Americas 31st Floor New York, NY 10036 47 Cranberry Street Brooklyn, NY 11201

Mr. Auerbach is Senior Managing Director and General Counsel to Z Capital, and was previously consulting general counsel to BDCM. Mr. Auerbach has established a distinguished career spanning over thirty-five years. He is an attorney specializing in the representation of financial institutions and their management, and large international companies and their officers and directors, principally in crisis and reputational risk management, regulatory and governmental proceedings, internal inquiries, financial reporting and corporate governance. Some of Mr. Auerbach’s recent assignments include: Consulting Special Counsel to the board and corporation of United Rentals Inc., where he managed a range of legal and regulatory issues faced by the company; counsel to Paul Volcker in connection with Arthur Andersen; counsel to the Vice Chair of Cendant; counsel to the President of Global Crossing; counsel to senior Enron bankers; counsel to significant participants in the crises at Computer Associates, Adelphia and Imclone; SEC and NYAG investigations of market timing, research analysts, and insurance industry practices, and internal investigations for Citigroup, Jefferies and in connection with Royal Ahold, among others. Mr. Auerbach also served as a member of the board of directors of the Hope Program.

Mr. Auerbach holds a Juris Doctor degree with honors from Harvard Law School and a bachelor’s degree with high honors from Harvard College. He is admitted to practice law in the State of New York and in various Federal courts. Prior to entering private practice, Mr. Auerbach served as an Assistant United States Attorney responsible for large-scale tax prosecutions, served as a law clerk for a Senior United States District Judge and served on the Professional Staff of the Energy and Commerce Committee of the United States House of Representatives. Mr. Auerbach has developed wide-ranging experience with complex financial, accounting, compliance, governance and regulatory issues in his over thirty-five years as an attorney and counselor at law. As a result, Mr. Auerbach is acutely sensitive to the need for scrupulous adherence to best practices and the leadership a director must provide to ensure those standards are achieved.

Transactions in the Securities of the Company

Other than as set forth herein or in the Notice, none of the Nomination Participants or the Stockholder Proposal Participants is the record or beneficial owner of any securities of the Company, or any parent or subsidiary of the Company.

Other than as set forth herein, none of the Nomination Participants or the Stockholder Proposal Participants has effected any transactions in any securities of the Company in the last two years.

Transactions by the Group

Transactions by Z Capital Special Situations Fund Holdings I, L.L.C.

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(1)
Affinity Gaming Common Stock	01/21/2011	04/28/2011	Buy *	40,851
Affinity Gaming Common Stock	01/21/2011	04/28/2011	Buy *	25,634
Affinity Gaming Common Stock	01/27/2011	04/28/2011	Buy *	38,450
Affinity Gaming Common Stock	02/15/2011	04/28/2011	Buy *	49,850
Affinity Gaming Common Stock	02/16/2011	04/29/2011	Buy *	238,935
Affinity Gaming Common Stock	01/21/2011	04/28/2011	Buy **	38,832
Affinity Gaming Common Stock	01/21/2011	04/28/2011	Buy **	24,367
Affinity Gaming Common Stock	01/27/2011	04/28/2011	Buy **	36,550
Affinity Gaming Common Stock	02/15/2011	04/28/2011	Buy **	47,386
Affinity Gaming Common Stock	02/16/2011	04/29/2011	Buy **	227,125
Affinity Gaming Common Stock	01/24/2011	08/15/2011	Buy	25,000
Affinity Gaming Common Stock	01/24/2011	11/17/2011	Buy	50,000
Affinity Gaming Common Stock	01/27/2011	11/17/2011	Buy	50,000
Affinity Gaming Common Stock	07/11/2011	09/19/2011	Buy	700,000
Affinity Gaming Common Stock	07/11/2011	10/13/2011	Buy	297,851
Affinity Gaming Common Stock	7/13/2011	11/17/2011	Buy	50,000
Affinity Gaming	07/19/2011	11/17/2011	Buy	100,000

(1)         Number of Shares with respect to options indicates number of Shares underlying options

Common Stock
Affinity Gaming Common Stock	09/09/2011	11/28/2011	Buy	738,000

Transactions by Z Capital HG, L.L.C.

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(2)
Affinity Gaming Common Stock	02/16/2011	04/29/2011	Buy	466,060
Affinity Gaming Common Stock	05/04/2011	06/30/2011	Buy	250,000
Affinity Gaming Common Stock	11/28/2011	05/18/2011	Buy	134,031
Affinity Gaming Common Stock	11/28/2011	06/12/2012	Buy	60,361
Affinity Gaming Common Stock	12/07/2011	06/14/2012	Buy	200,931
Affinity Gaming Common Stock	12/15/2011	06/28/2012	Buy	655,395

Transactions by Z Capital Special Situations Fund Holdings II, L.L.C.

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(3)
Affinity Gaming Common Stock	11/13/2012	01/31/2013	Buy	10,000
Affinity Gaming Common Stock	11/15/2012	02/05/2013	Buy	535,957
Affinity Gaming Common Stock	11/30/2012	02/05/2013	Buy	74,971
Affinity Gaming Common Stock	12/11/2012	01/31/2013	Buy	212,560

Transactions by Z Capital CUAL Co-Invest, L.L.C.

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(4)
Affinity Gaming Common Stock	11/15/2012	02/05/2013	Buy	416,667

(2)         Number of Shares with respect to options indicates number of Shares underlying options

(3)         Number of Shares with respect to options indicates number of Shares underlying options

(4)         Number of Shares with respect to options indicates number of Shares underlying options

Transactions by Z Capital HG-C, L.L.C.

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(5)
Affinity Gaming Common Stock	05/4/2011	06/30/2011	Buy	272,000
Affinity Gaming Common Stock	07/11/2011	09/19/2011	Buy	116,666

Transactions by Z Capital Loan Opportunity Fund, L.P.***

Security Description	Trade Date	Settle Date	Buy/Sell	Trade Qty(6)
Affinity Gaming Common Stock	7/13/2011	11/17/2011	Buy	50,000
Affinity Gaming Common Stock	07/13/2011	11/17/2011	Sell	50,000

* These shares were originally purchased by Z Cap HG Holdings, L.P., a Delaware Partnership, which is controlled by Special I LLC. The shares were assigned to Special I LLC on 09/10/2011.

** These shares were originally purchased by Z Capital Special Situations Fund, L.P., a Delaware Partnership, which is a majority member of Special I LLC. The shares were assigned to Special I LLC on 09/10/2011.

*** Z Capital Loan Opportunity Fund, L.P. (“Loan Opp”) is not a current record holder or beneficial owner.  Z Capital Loan Opportunity Adviser, L.L.C. (“Loan Adviser”) is general partner and investment adviser to Loan Opp.  Loan Adviser is owned by Z Capital Partners, L.L.C. of which James J. Zenni is the majority and Beneficial Owner. The buy and the sale trade were completed with third party counterparties, UBS and Jefferies & Company, Inc., respectively.

(5)         Number of Shares with respect to options indicates number of Shares underlying options

(6)         Number of Shares with respect to options indicates number of Shares underlying options

Transactions by Nominees

The transactions with respect to which Mr. Zenni may be deemed to be a beneficial owner by virtue of his position with Z Capital Partners, L.L.C. have been set forth above.

Mr. Schmugge has had no transactions with respect to Company securities during the past two years.

Mr. Auerbach has had no transactions with respect to Company securities during the past two years.

Exhibit A

Consents to Being Named as Nominees,
and to Serve as Directors of Affinity Gaming

[See Attached]

Consent to Being Named as a Nominee
and to Serve as Director of Affinity Gaming

To: Secretary of Affinity Gaming

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Affinity Gaming, a Nevada corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: March 7, 2013

/s/ James J. Zenni, Jr.
James J. Zenni, Jr.

Consent to Being Named as a Nominee
and to Serve as Director of Affinity Gaming

To: Secretary of Affinity Gaming

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Affinity Gaming, a Nevada corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: March 7, 2013

/s/ Jonathan Schmugge
Jonathan Schmugge

Consent to Being Named as a Nominee
and to Serve as Director of Affinity Gaming

To: Secretary of Affinity Gaming

The undersigned hereby consents (x) to being named as a nominee for election to the Board of Directors of Affinity Gaming, a Nevada corporation (the “Company”), (y) to be named in the proxy soliciting materials as such and (z) if duly elected by the stockholders of the Company, to serve as a director of the Company.

Dated: March 12, 2013

/s/ Martin J. Auerbach
Martin J. Auerbach